Exhibit 10.85

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August ____, 2008, by and among:  Porous Power Technologies, LLC, a Colorado limited liability company (“Purchaser”) and Lithium Technology Corporation, a Delaware corporation (“Seller”).  Certain capitalized terms used in this Agreement are defined on Exhibit A.

1.           Sale Of Assets; Related Transactions.

1.1           Sale of Assets. Contemporaneously with the execution and delivery of this Agreement, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement.  As used in this Agreement, “Assets” shall mean:

(a)           all equipment, furniture and other tangible assets of Seller used in the conduct of the Business, including all of the equipment, furniture and other tangible assets of Seller identified on Part 1.1(a) of the Disclosure Schedule;

(b)           Seller’s rights under all Assumed Contracts, all of which are set forth on Part 1.1(b) of the Disclosure Schedule; and

(c)           all customers lists, books, records, files, data, inventories and work-in-progress of Seller associated with the Assumed Contracts.

1.2           Excluded Assets.  Purchaser shall not acquire, and there shall be excluded from the Assets (collectively, the “Excluded Assets”):

(a)           Seller’s interest in (i) cash on hand or in banks and cash equivalents of Seller; (ii) all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Seller with respect to services performed on behalf of Seller on or prior to the Closing Date; and (iii) all accounts receivable, notes receivable and other receivables of Seller;

(b)            all Proprietary Assets owned, licensed or held by Seller and used in the Business, all associated goodwill, rights, privileges, claims, past, present and future causes of action and options relating to such Proprietary Assets, including, but not limited to, all of the Proprietary Assets;

(c)           all Governmental Authorizations utilized in the conduct of the Business; and

(d)           all books, records, files and data of Seller related to the Business not described in Section 1.1(c) above.

1.3           Licenses to Seller Proprietary Assets. Seller hereby grants Purchaser a nonexclusive, irrevocable, worldwide, royalty-free, fully paid license, with the right to grant sublicenses through multiple tiers, under the Seller Proprietary Assets for 10 years after the Closing Date to (a) use and practice such Seller Proprietary Assets including, without limitation, to make, use, have made, sell, offer to sell, import or otherwise exploit any product, method, process, or service of Purchaser and  (b) to use, modify, reproduce, distribute, publicly perform, publicly display, and create derivative works of any Seller Proprietary Assets in order to exercise its rights granted under subsection (a) (the “License”).

1.4           Purchase Price.  As consideration for the sale of Assets to Purchaser and the grant of the License:

(a)           Purchaser shall pay Seller US$1.00 in cash (the “Purchase Price”); and

(b)           At the Closing, Purchaser shall assume the Assumed Liabilities (as defined in Section 1.6 below).

1.5           Sub Lease Agreement. In connection with the execution of this Agreement, the parties shall will enter into a Sub-lease Agreement for the sublease of a portion of the facility of Seller at 5115 Campus Drive, Plymouth Meeting, PA 19462 in a form mutually agreed upon by the parties. .

1.6           No other Liabilities or Obligations Assumed. Purchaser shall not assume any Liability of Seller, other than the Assumed Liabilities.  Without limiting the generality of the foregoing, nothing contained herein shall cause Purchaser to assume (a) any Liabilities arising out of the conduct of the Business prior to the Closing, whether known or unknown on the Closing Date, other than the Assumed Liabilities; (b) any Taxes:  (i) payable with respect to the business, assets, properties or operations of Seller relating to the Business with respect to periods or portions thereof ending on or prior to the Closing Date or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the Transactions; (c) any Liability arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, or under any benefit arrangement with respect thereto; provided that Purchaser shall be liable for any such Liabilities resulting from Purchaser’s employment of Seller’s employees after the Closing Date; (d) any Liability arising prior to, as a result of or after the Closing from any Seller Contract that is not an Assumed Contract; and (e) any Liability of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions and fees and expenses of Seller’s counsel, accountants and other experts.  Purchaser does assume and agree to discharge, when due, the Assumed Liabilities.  For purposes of this Agreement, “Assumed Liabilities” shall mean only the following Liabilities of Seller: the obligations of Seller under the Assumed Contracts, but only to the extent such obligations (w) arise after the Closing Date; (x) do not arise from or relate to any breach by Seller of any provision of any of such Assumed Contracts that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts; (y) do not arise from any event, circumstance or condition occurring or existing on or prior to the Closing Date; and (z) are ascertainable (in nature and amount) by reference to the express terms of the Assumed Contracts.

1.7           Sales Taxes.  Seller shall bear and pay, and shall reimburse Purchaser and its respective affiliates for, any sales Taxes, use Taxes, transfer Taxes, documentary charges, recording fees or similar Taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to Purchaser or in connection with any of the other Transactions.

1.8           Allocation.  Within 60 days following the Closing, Purchaser shall deliver to Seller a statement setting forth Purchaser’s good faith determination of the manner in which the Purchase Price is to be allocated among the Assets.  Except as required by law, the allocation prescribed by such statement shall be conclusive and binding upon Seller and Purchaser for all purposes and Seller and Purchaser shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

1.9           Closing.  The closing of the sale of the Assets to Purchaser (the “Closing”) shall take place at 10:00 a.m. at the offices of Cooley Godward Kronish llp, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado 80021 on the date hereof, or at such other time or place as the parties may mutually agree.  The date on which the Closing takes place shall be referred to as the “Closing Date”.

1.10           Further Assurances.  From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets.  The Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets; provided that Purchaser shall obtain Seller’s consent, not to be unreasonably withheld, prior to compromising any such Proceeding, or (iii) otherwise carrying out or facilitating any of the Transactions.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

2.           Representations And Warranties Of Seller

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows as of the Closing Date:

2.1           Due Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

2.2           Assets.

(a)           Seller is the sole owner of the Assets and Seller Proprietary Assets and has full and exclusive right to assign the rights assigned herein;

(b)           all of the Assets (including the Seller Proprietary Assets) are free and clear of all Encumbrances;

(c)           the Assets and Seller Proprietary Assets constitute all the Assets necessary to enable the Seller to conduct the Business in the manner in which such Business is being conducted;

(d)           none of the Seller Proprietary Assets infringe, conflict with or violate any Proprietary Assets of any third party;

(e)           Seller has maintained the Assets and Seller Proprietary Assets in confidence and has not granted, directly or indirectly, any rights or interest whatsoever in the Assets or Acquired Proprietary Assets to any third party;

(f)           all employees, agents, consultants, or contractors of Seller who have contributed to, participated in the development of or have access to any of the Assets or Seller Proprietary Assets either (1) is a party to a “work-for-hire” agreement under which the Seller (or any predecessor in interest, if applicable) is deemed to be the original owner/author of all property rights therein; or (2) has executed an assignment or an agreement to assign in favor of the Seller (or any predecessor in interest, if applicable) all right, title and interest in such material; and

(g)           all Seller Proprietary Assets which are patents, trademarks, service marks and copyrights that are registered with any Governmental Body are valid and subsisting, and all documents, instruments, and fees necessary to establish, perfect, and maintain the rights of the Seller in the Seller Proprietary Assets have been and will be in the future validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.  Each of the Assets that is registered is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such Asset in full force and effect have been made by the applicable deadline.

2.3           No Conflicts.  No claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any Proprietary Asset, has been made or is pending or threatened against Seller relative to the Assets.  Seller agrees to promptly inform the Purchaser of any such claim arising or threatened in the future with respect to the Assets or any part thereof.

2.4           Contracts.  Except as set forth in Part 2.4 of the Disclosure Schedule, there are no Seller Contracts: (i) for or in any way relating to the sale, license, purchase, development or support of any Asset or any Seller Proprietary Assets); (ii) restricting the operation of the Seller’s business with respect to, or its right to use, any of the Assets or any Seller Proprietary Assets); or (iii) that are otherwise material to the operation of the Business or use of the Assets.

2.5           Compliance with Legal Requirements.  Except as set forth in Part 2.5 of the Disclosure Schedule: (a) the Seller is, and has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of the Business or the ownership or use of any of its Assets; and (b) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to materially comply with, any Legal Requirement.

2.6           Governmental Authorizations.  The Governmental Authorizations held by the Seller constitute all of the Governmental Authorizations necessary to permit the Seller to own and use the Assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.  Each such Governmental Authorization is valid and in full force and effect and the Seller is and has at all times been in material compliance with all of the terms and requirements of each such Governmental Authorization.

2.7           Environmental and Safety Laws.  The Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.8           Proceedings; Orders; Litigation.  There is no pending action, suit, Proceeding or investigation, and no Person has threatened to commence any Proceeding, that involves Seller or that otherwise relates to or might affect the Assumed Contracts, the Seller Proprietary Assets or any of the Assets (whether or not Seller is named as a party thereto), and no event has occurred that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The foregoing includes, without limitation, actions, suits, Proceedings or investigations pending or threatened involving the prior employment of any of Seller’s employees, their use in connection with Seller’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  There is no Order to which Seller, or any of the Assets, are subject; and no Related Party of Seller is subject to any Order that relates to the Business or to any of the Assets or Seller Proprietary Assets.  There is no proposed Order that, if issued or otherwise put into effect, may have an adverse effect on the Business, the Assets or the Seller Proprietary Assets.  There is no action, suit, Proceeding or investigation by Seller currently pending or that Seller intends to initiate.

2.9           Authority; Binding Nature of Agreements.  Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and each of the Transaction Agreements; and the execution, delivery and performance by the Seller of this Agreement and each of the Transaction Agreements has been duly authorized by all necessary action on the part of the Seller and its stockholders, board of directors and officers.  This Agreement and each of the Transaction Agreements (assuming that each such agreement has been duly and validly authorized, executed and delivered by Purchaser) each constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

2.10           Non-Contravention; Consents.  Except as set forth in Part 2.10 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Assets, is subject;

(b)           cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(c)           cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(d)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by the Seller or any employee of the Seller;

(e)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract;

(f)           conflict or violate Seller’s Certificate of Incorporation or bylaws; or

(g)           result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

2.11           Brokers.  The Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.12           Liabilities; Seller.

(a)           Seller is not now insolvent, nor will it be rendered insolvent by any of the Transactions.  As used in this section, “insolvent” means that the sum of the present fair saleable value of the assets of an Entity as a going-concern do not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the payment of the Purchase Price to Seller:  (i) Seller will be able to pay its Liabilities (other than the Assumed Liabilities) that then exist or that become due in the usual course; and (ii) Seller will have assets that exceed its Liabilities (other than the Assumed Liabilities).  The Purchase Price constitutes fair value for the Assets and the consummation of the Transactions will not constitute a fraudulent transfer under applicable Legal Requirements relating to bankruptcy and insolvency

(b)           Seller has never (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against Seller, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of the Assets or (iv) taken or been the subject of any action that may have an adverse effect on Seller’s ability to comply with or perform any obligations under any of the Transactional Agreements.  Seller is not subject to any Order and is not bound by any Contract that may have an adverse effect on Seller’s ability to comply with any of the Transactional Agreements, and there is no Proceeding pending, and, no Person has threatened to commence any Proceeding, that may have such effect.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to the commencement of any such Proceeding.

2.13           Phoenix Program Product Specifications. Part 2.13 of the Disclosure Schedule lists all Product Specifications for all cells related to any Phoenix Program.

3.           Representations And Warranties Of Purchaser.

Purchaser hereby represents and warrants to Seller as follows as of the Closing Date:

3.1           Organizational Status.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Colorado and is qualified to do business in any jurisdiction where it is required to be so qualified except where the failure to so qualify would not have a material adverse effect on the Purchaser.

3.2           Authorization.  The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform the Transactions performed or to be performed by it.  Such execution, delivery and performance by the Purchaser has been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable laws of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally.  The Purchaser has the requisite power and authority (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

4.           Closing Deliverables of the Parties.

4.1           Deliveries to be made by Seller.  At the Closing, Seller shall deliver the following to Purchaser:

(a)           each of the consents identified in Part 2.10 of the Disclosure Schedule;

(b)           the Sublease, executed by Seller;

(c)           a Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), executed by Seller; and

(d)           such other bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of Purchaser or its counsel) be reasonably necessary or appropriate to assign, convey, transfer and deliver to Purchaser good and valid title to the Assets free of any Encumbrances.

4.2           Deliveries to be made by Purchaser. At the Closing, Purchaser shall deliver the following to Seller:

(a)           the Purchase Price;

(b)           the Sublease, executed by Purchaser;

(c)           the Assignment and Assumption Agreement executed by Purchaser.

5.           Covenants and Other Agreements.

5.1           Noncompetition; Non-Solicitation.  Seller agrees that it will not, and they will cause its employees not to, directly or indirectly, whether individually or as principal, agent, officer, director, employee, consultant, partner, member or stockholder (other than as the passive holder of less than 5% of the shares of a publicly traded company) of any Entity or otherwise, alone or in association with any other individual, Entity or group:

(a)           engage in developing, offering, selling, or providing, or attempting to develop, offer, sell, or provide, directly or indirectly, to any person located anywhere in the world, any (i) products, technology, or the intellectual property rights thereto, or (ii) services (including training services), in either case, that are the same as or similar to, or otherwise compete with the Business;

(b)           make known to any person, entity, firm or corporation the names and addresses of any of the customers of Purchaser or any other information pertaining to them;

(c)           solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Purchaser; or

(d)           interfere with the business of Purchaser in any manner, including the recruiting or hiring of any employee of Purchaser or any ex-employee of Purchaser or the Company whose employment with Purchaser or the Company was terminated less than one (1) year prior to the date of such interference.

The restrictions above shall remain in effect until the second anniversary of the Closing Date.  References above to Purchaser shall include the Assets and the Business being acquired and the employees being offered employment by Purchaser hereunder.

Seller understands that its agreement to the restrictions imposed above is a material term of this Agreement and that Purchaser would not have entered into this Agreement or be willing to consummate the transactions contemplated hereby absent such agreement. Seller further acknowledges and agrees that the restrictions imposed above are necessary to preserve the business and goodwill that Purchaser is acquiring under this Agreement and to protect Purchaser’s trade secrets, proprietary information, confidential information, know-how, business and goodwill.  Seller agrees that, in light of Purchaser’s globally competitive business, including the Business acquired hereunder, the restrictions above are reasonable in duration, geographical area and scope.  Seller acknowledges that any breach by it of this Section 5.1 will cause irreparable damage to Purchaser, the damages for which may be unreasonably difficult to measure or may be inadequate, and that in the event of such breach, Purchaser shall be entitled to equitable relief, including injunctive relief, without the need for proving damages or posting any bond, in addition to any monetary damages and other remedies available to Purchaser under this Agreement and at law.  Seller further agrees that should they violate any obligation imposed in this Section 5.1, they shall continue to be bound by that obligation until a period equal to the term of such obligation has expired without violation of such obligation.

The parties agree that the restrictive covenants contained in this Section 5.1 are reasonable under the circumstances and further agree that the covenants contained in this Section 5.1 shall be interpreted liberally in such a manner as to be effective and valid under applicable law.  In the event any provision of this Section 5.1 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 5.1 or such provision shall remain in full force and effect.  If any one or more of the provisions contained in this Section 5.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.

For purposes of this Section 5.1, the term “Purchaser” and “Seller shall include their respective successors and assigns (including any successor to substantially all of the assets of Seller).

5.2           Additional Documentation. Promptly following the Effective Date, but in any case not later than August 15, 2008, Seller shall execute and/or cause to be delivered to Purchaser or any Governmental Body, as applicable, such instruments and other documents (including any patent, trademark or copyright assignments in a form acceptable to Purchasers), and shall take such other actions as Purchaser may reasonably request (prior to, at or after the Closing), necessary to establish, perfect, and maintain the rights of the Purchaser in the Assets.

5.3           Removal of Hazardous Materials; Indemnification. The Seller shall remove all Hazardous Materials which are not required for operating of the Business from the facility located at 5115 Campus Drive, Plymouth Meeting, PA 19462 (the “Facility”) by no later than December 15, 2008. Any Hazardous Materials retained at the Facility shall be pre-approved in writing by the Purchaser. The Seller shall defend, hold harmless and indemnify the Purchaser from any claim, suit or proceeding, Liability, Damages, cost or expenses arising from or related to, without limitation, the use, storage, or transport of Hazardous Materials (including any release, leakage or exposure associated therewith) (i) by the Seller or (ii) at the Facility prior to the date of occupancy of the Facility by the Purchaser pursuant to the Sublease.

5.4           Transition of the Business. Seller agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Purchaser such further instruments and documents and take such further action as the Purchaser may reasonably require in order to carry out the full intent and purpose of this Agreement and to transition the Business to the Purchaser, including, but not limited to: (i) providing Purchaser with all relevant information available to assist with the smooth transition of the Business and fulfillment of the Phoenix Program; (ii) providing the Purchaser with all leads, contacts and other information available in connection to the Business and which has been prospected by the Seller’s sales group over the last 18 months; (iii) Seller shall support the purchase by Purchaser of electrodes and other components (the “Components”), at Seller’s direct cost, to fulfill the requirements of the Phoenix Program,  and for the other potential programs currently contemplated in connection with the Business; provided, however, Purchaser may require that Seller purchase any Components needed for the Business from the suppliers and agrees to reimburse Seller for the direct cost of such purchases; and (iv) honoring, and requiring its employees to continue to honor, obligations of confidentiality, inventions assignments or other legal obligations related to the Business. The parties shall  execute and/or cause to be delivered to the other party, such instruments and other documents, and shall take such other actions as Purchaser may reasonably request (prior to, at or after the Closing), including entering into a supply agreement for the Components, necessary to give effect to this Section 5.4.

5.5           Hiring; Waiver. The parties acknowledge that in connection with the transition of the Business from Seller to Purchaser, Seller shall terminate the services of certain of its employees (the “Employees”) and that Purchaser shall retain the services of certain of such Employees. As between the Purchaser and Seller, the selection of such Employees and the terms and conditions of service shall be determined at the sole discretion of the Purchaser. Seller hereby waives any and all non-competition, non-solicitation or similar provisions in any employment agreements, offer letters, arrangements or understandings it is party to with such Employees in connection with the transition of the Business and the hiring by Purchaser of such Employees in connection therewith.

5.6           Sublease of the Facility. In connection with the transition of the Business, pursuant to the terms and conditions of that certain [Sublease], dated on or about the date hereof, between the Seller and the Purchaser (the “Sublease”), the Seller shall sublease a portion of the Facility to the Purchaser.

5.7           Protection of Seller Creditors.  Seller shall not make any distribution, dividend, liquidation, disbursement or other payment of cash, stock or property to any of its stockholders until the date at which Seller has satisfied in full or, in the good faith judgment of the Board of Directors of the Seller, has made adequate provision to satisfy in full, each Liability of the Seller (including any Liability under this Agreement).

5.8           Transfer of Moral Rights.  In the event that any assignment of the Assets pursuant to this Agreement may be ineffective or incomplete as a result of any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”), Seller hereby irrevocably and unconditionally transfers and assigns to the Purchaser, effective as of the Closing Date, any and all Moral Rights that Seller may have in or with respect to the Assets.  To the extent that Seller cannot transfer and assign such Moral Rights to the Purchaser, Seller hereby waives and agrees, effective as of the Closing Date, never to assert such Moral Rights against the Purchaser or any of the Purchaser’s licensees.  If Seller has any rights to the Assets that cannot be assigned to the Purchaser or waived by Seller, then Seller unconditionally and irrevocably grants to the Purchaser, effective as of the Closing Date, during the term of such rights, an exclusive (including with respect to Seller), irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense throughout multiple tiers of sublicensees, to use, reproduce, modify, create derivative works of, distribute, perform, display, distribute directly and indirectly, and otherwise exploit the Assets by all means now known or later developed, and to make, have made, sell, offer to sell, lease, offer to lease and import products and services that contain or embody such Assets.

5.9           Authorization from Others; Consummation.  To the extent that the assignment of any lease, contract, commitment, power or right that are among the Assets, or any claim, right or benefit arising thereunder or resulting therefrom (the “Interests”), shall require the consent or other approval of other parties thereto or any third party and Purchaser shall have waived the receipt of such consent or other approval at the Closing, this Agreement shall not constitute an assignment thereof.  After the Closing Date (i) Seller shall use all reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws in order to properly assign such Interests to Purchaser and (ii) until such Interests have been validly and effectively assigned to Purchaser, (a) Purchaser and Seller shall make such other arrangements, including licenses, subcontracts, subleases and sublicenses, as may be practicable in order to obtain for Purchaser the benefits of such Interests and for Purchaser to assume the Liabilities of such Interest (but solely to the extent that such Liabilities would have been Assumed Liabilities if such Interest was an Assumed Contract under this Agreement) as contemplated by this Agreement and (b) Seller shall hold such Interests in trust for the benefit of Purchaser and Purchaser shall be entitled to receive all benefits under such Interests and shall be responsible for the Liabilities under such Interest (but solely to the extent that such Liabilities would have been Assumed Liabilities if such Interest was an Assumed Contract under this Agreement).

6.           Indemnification.

6.1           Survival of Representations and Covenants.

(a)           The covenants, obligations, and licenses of each party to this Agreement shall survive (without limitation):  (i) the Closing and the sale of the Assets to Purchaser; (ii) any sale or other disposition of any or all of the Assets by Purchaser; and (iii) the death or dissolution of any party to this Agreement.  All of said covenants and obligations shall remain in full force and effect and shall survive for an unlimited period of time.

(b)           The representations and warranties of Seller shall expire on the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties of Seller in Sections 2.1 (Due Organization), 2.2 (Assets), 2.8 (Environmental and Safety Laws) and 2.10 (Authority; Binding Nature of Agreement) shall survive until the expiration of the applicable statute of limitations; provided, further, however, that if a Claim Notice (as defined below) relating to any representation or warranty of Seller is given to Seller on or prior to the Expiration Date, then, notwithstanding anything to the contrary contained in this Section 6.1(b), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 6.2) that is based upon, or that relates to, any breach or alleged breach of such representation or warranty has been fully and finally resolved.

(c)           For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to Seller a written notice stating that such Indemnitee believes that there is or has been a breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a result of such possible breach.

(d)           The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any Knowledge of, any of the Indemnitees or any of their Representatives.

6.2           Indemnification by Seller.

(a)           Seller shall defend, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)           any breach of any representation or warranty made by Seller in this Agreement or the Disclosure Schedule;

(ii)           any breach of any covenant or obligation of Seller contained in this Agreement or any other Transaction Agreement with respect to which Seller is a Party;

(iii)           any alleged or actual infringement, misappropriation or other violation by the Seller Proprietary Assets of any Proprietary Assets of any third party;

(iv)           any Liability of Seller, other than the Assumed Liabilities;

(v)           any Liability to which the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions; and

(vi)           any Proceeding relating directly or indirectly to any breach, alleged breach, Liability or matter of the type referred to in clauses (i) through (iv) above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 6).

7.           Miscellaneous Provisions.

7.1           Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

7.2           Fees And Expenses.  Each party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of, such party in connection with the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, and the consummation and performance of the Transactions.

7.3           Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile ) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties):

if to Seller:

Lithium Technology Corporation 5115 Campus Drive Plymouth Meeting, PA 19462

with a copy to:

[______________]
if to Purchaser:

Porous Power Technologies, LLC 2765 Dagny Way, Suite 200 Lafayette, CO 80027 Attention: President Facsimile: (720) 890 4888

with a copy to:

Cooley Godward Kronish LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021-8023 Attention: Paul Gross Facsimile: (720) 566-4099

7.4           Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.5           Counterparts.  This Agreement may be executed in several counterparts, including by facsimile or emailed PDF, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.6           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the state of Colorado.  Each party to this Agreement expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the state of Colorado (and each appellate court located in the state of Colorado) in connection with any such legal proceeding.

7.7           Successors And Assigns; Parties In Interest.

(a)           This Agreement shall be binding upon:  Seller and its successors and assigns (if any), and Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of:  Seller; Purchaser; Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)           The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 6), in whole or in part, to any other Person without obtaining the consent or approval of any other Person, provided that no such assignment will relieve Purchaser from any of its obligations under this Agreement.  Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent.

(c)           Except for the provisions of Section 6 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any).  Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement, and (ii) no creditor of the Seller shall have any rights under this Agreement.

7.8           Amendments.  This Agreement may not be amended, modified, altered orsupplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

7.9           Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.10           Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

7.11           No Interpretation Against Drafter.  Because each of the parties has participated in drafting this Agreement, there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

The parties hereto have caused this Agreement to be executed and delivered as of the date set forth above.

PURCHASER:

Porous Power Technologies LLC

By:
Name:	Timothy L. Feaver
Title:	President

SELLER:

Lithium Technology Corporation

By:
Name:	Theo M. M. Kremers
Title:	Chief Executive Officer

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Assumed Contract.  “Assumed Contract” shall mean any Seller Contract that is an Asset, as set forth on Section 1.1(b) hereof.

Business.  “Business” shall mean Seller’s flat cell technology line of business which includes, but is not limited to all operations, business, equipment, customers, contracts, intellectual property, and tangible and intangible assets associated with the design, production and sales of flat energy storage cells and related technology, including without limitation the Phoenix Program, contracts or understandings with Oceaneering International, Inc. and similar projects.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Contract.  “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages.  “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, net of any actual cash insurance recoveries.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of an asset, any restriction on the receipt of any income derived from an asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of an asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization.  “Governmental Authorization” shall mean any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority or any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

Indemnitees.  “Indemnitees” shall mean the following Persons:  (a) Purchaser; (b) Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.”

Knowledge.  An individual will be deemed to have “knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order.  “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Body (in each case whether preliminary or final).

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Phoenix Program. “Phoenix Program” shall mean the design, production and sales of energy storage cells and related technology for use in underwater vehicles, and other applications as provided to Phoenix International, Inc. (“Phoenix”), including without limitation, all current and future purchase orders entered within two years of the Effective Date between Phoenix and either Seller or Purchaser.

Proceeding.  “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Product Specifications. “Product Specifications” shall mean any specifications, technical knowledge, know-how, documentation, formulas related to a battery or cell, including, without limitation electrode size, numbers of pairs of electrodes per cell, electrolyte formula, energy rating, performance requirements, battery sizes, and the like.

Proprietary Asset.  “Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

Related Party.  Each of the following shall be deemed to be a “Related Party”: (a) each individual who is an officer of Seller; (b) each stockholder holding more than 5% of outstanding capital stock of Seller (a “Principal Stockholder”); (c) each member of the immediate family of a Principal Stockholder and of each of the individuals referred to in clause (a) above; and (c) any Entity (other than Seller) in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest.

Representatives.  “Representatives” shall mean officers, directors, employees, authorized agents, attorneys, accountants and advisors.

Seller Proprietary Assets.  “Seller Proprietary Assets” shall mean any Proprietary Assets owned, controlled or licensed by Seller related to or used by Seller in connection with the Business.

Seller Contract.  “Seller Contract” shall mean any Contract:  (a) to which Seller is a party; (b) by which Seller or any of its assets is bound or under which Seller has any obligation; or (c) under which Seller has acquired any right or interest.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements.  “Transactional Agreements” shall mean (a) the Agreement; (b) the Sublease; (c) the Assignment and Assumption Agreement, (d) and any other documents and instruments executed or delivered by the parties in connection with the Agreement, including pursuant to Sections 5.2 or 7.1 thereof ..

Transactions.  “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements by the parties thereto and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by Seller to Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by Purchaser; and (iii) the performance by the parties of their respective obligations under the Transactional Agreements, and the exercise by the parties of their respective rights under the Transactional Agreements.

Exhibit B

Bill of Sale and Assignment and Assumption Agreement

DISCLOSURE SCHEDULE

1.1.a.	Furnishings and Equipment List See attached List

1.1.b.
Assumed Contracts
Seller transfers all rights to Phoenix cells as represented by Phoenix Purchase Orders 007161 and 003959 and any follow-on contracts.  Purchaser is aware that theses two Purchase Orders have been cancelled but Purchaser has the right to those contracts should they become active again.  Seller transfers rights to all other flat-cell business as identified in 1.1c to Purchaser.

1.1.c.	Customer Lists Seller to provide Purchaser with a list of all customers for flat-cell batteries over the last 18 months. This list should provide the customer name, contacts, and amount of business.

2.4.
List of Seller Contracts Restricting Business
Seller is to provide a list and documentation of any Non-Disclosure Agreements, Licenses or Trade Secrets it entered into that may restrict Purchaser’s ability to conduct business with the assets and contract rights Purchaser receives.

2.5.	Compliance with Legal Requirements Seller to provide a list of any exceptions to Section 2.5.

2.10.	Non-Contravention and Consents Seller to provide a list of any exceptions to Section 2.10.

2.13.	Phoenix Program Product Specifications Seller to provide the specifications for the Phoenix Program battery cells.